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                                                                   EXHIBIT 23.04

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-4) and related Proxy Statement/Prospectus of Micro Focus Group Plc for the registration of its Ordinary Shares represented by American Depositary Shares and to the incorporation by reference therein of our report dated May 1, 1998, with respect to the consolidated financial statements of Micro Focus Group Plc incorporated by reference in its Annual Report (Form 20-F) for the year ended January 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                   /s/ ERNST & YOUNG

Ernst & Young
August 19, 1998
Reading, England